Exhibit 99.1

NEWS RELEASE For more information: Janet L. Ford, Investor Relations Director 414-278-1890 janet.ford@associatedbank.com
Associated Banc-Corp Declares Quarterly Cash Dividend
GREEN BAY, Wis. — January 25, 2011 — The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular quarterly cash dividend of one cent ($0.01) per share, payable on February 16, 2011, to shareholders of record on February 7, 2011.
ABOUT ASSOCIATED BANC-CORP
Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has 281 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
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